As filed with the Securities and Exchange Commission on December 22, 2009

REGISTRATION NO. 333- __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________

WindTamer Corporation

(Exact Name of Registrant as Specified in Its Charter)

New York	16-1610794
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6053 Ely Avenue
Livonia, New York 14487
(585) 346-6442
(Address of Principal Executive Offices)

2008 Equity Incentive Plan
(Full Title of the Plan)

Gerald E. Brock
Chief Executive Officer
6053 Ely Avenue
Livonia, New York 14487
(585) 346-6442
 (Name, Address and Telephone Number of Agent for Service)
___________________________

With a copy to:

Gregory W. Gribben, Esq.
Woods Oviatt Gilman, LLP
700 Crossroads Building
Rochester, New York 14614
(585) 987-2800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.0001	5,200,000 shares	$0.475	$2,470,000	$176.12
			Total	$176.12

(1)
Includes shares of restricted Common Stock and shares of Common Stock issued in respect of stock options, stock appreciation rights, performance shares, performance options and other awards, in each case, issuable pursuant to the WindTamer Corporation 2008 Equity Incentive Plan.

(2)
This Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under WindTamer Corporation's 2008 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended. The price per share is estimated based on the average of the high and low trading prices for WindTamer Corporation’s common stock as reported by the Over-The-Counter Bulletin Board on December 17, 2009.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by WindTamer Corporation (the “Registrant” or the "Company") with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are hereby incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 10-K/A, for the year ended December 31, 2008, filed with the Commission on March 30, 2009.

(b)(1)	Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009, filed with the Commission on October 9, 2009.

(b)(2)	Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2009, filed with the Commission on September 16, 2009.

(b)(3)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed with the Commission on November 5, 2009.

(b)(4)
Current Reports on Form 8-K filed with the Commission on March 12, 2009, March 16, 2009, April 30, 2009, April 30, 2009, May 19, 2009, May 22, 2009, July 16, 2009 July 16, 2009, August 21, 2009, September 16, 2009, October 7, 2009, October 9, 2009, November 16, 2009, November 23, 2009 November 30, 2009, December 2, 2009, and December 17, 2009.

(c)
The description of our Common Stock, $0.0001 par value, in our registration statement on Form S-1/A, as filed with the Commission on October 21, 2009, including any amendment(s) or report(s) filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

The validity of the issuance of the shares of common stock offered hereby and certain other legal matters in connection herewith have been passed upon for the Registrant by Woods Oviatt Gilman, LLP. Woods Oviatt Gilman, LLP does not beneficially own any of the Company’s common stock.

 Item 6. Indemnification of Directors and Officers.

The Company’s Amended and Restated Bylaws, provide that the Company will, to the fullest extent permitted by the New York Business Corporation Law, – hereinafter referred to as the “NYBCL” – indemnify all persons whom the Company has the power to indemnify from and against all expenses, liabilities, or other matters.

Paragraph 9 of the Company’s Certificate of Incorporation, as amended, provides in part as follows:

“A director of the Corporation shall not be liable to the Corporation or its shareholders for damages for any breach of duty in such capacity except for: (i) liability if a judgment or other final adjudication adverse to a director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled or that the director’s acts violated NYBCL Section 719; or (ii) liability for any act or omission prior to the adoption of this provision.”

Section 719 of the NYBCL provides that a director may be liable for voting or concurring in the following corporate actions; (a) an illegal dividend; (b) a repurchase of stock not authorized by New York law; (c) the distribution of assets to shareholders in a dissolution without adequately providing for known liabilities of the corporation; and (d) a loan to any director unless the loan is authorized by a vote of shareholders.

Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareowners or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation that it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy as expressed in the Securities Act of 1933, and therefore, is unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

4.1
WindTamer Corporation 2008 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form 10-12G, filed with the Commission on November 26, 2008).

4.2
Form of WindTamer Corporation Stock Option Award Agreement with employees/consultants under 2008 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.15 to the Registration Statement on Form S-1 of WindTamer Corporation dated July 16, 2009 (File No. 333-157304)).

4.3
Form of WindTamer Corporation Stock Award Agreement under 2008 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.2 to the Current Report on Form 8-K of WindTamer Corporation dated December 17, 2009 (File No. 000-53510)).

5.1	Opinion of Woods Oviatt Gilman, LLP

23.1	Consent of EFP Rotenberg, LLP

23.2	Consent of Woods Oviatt Gilman, LLP (included in Exhibit 5.1 hereto)

24	Powers of Attorney (included in signature page hereto)

Item 9. Undertakings.

(a)   The undersigned registrant hereby undertakes:

1.  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

 i.   to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.   to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

 iii.   to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, That:

A.   Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement; and

B.   Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if this Registration Statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

C.    Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

2.    that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)   If the registration is relying on Rule 430B:

(A)   Each prospectus filed pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the prospectus was deemed part of and included in this Registration Statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

 6.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of each issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on this 22nd day of December, 2009.

WINDTAMER CORPORATION

By:	/s/ Gerald E. Brock

Name: Title:	Gerald E. Brock Chief Executive Officer, and acting Chief Financial Officer and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of WindTamer Corporation hereby constitutes and appoints each of Gerald E. Brock and William A. Schmitz, his or her attorney-in-fact and agent, each with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of common stock under the Securities Act, with the SEC, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his or her substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Date: December 22, 2009	By:	/s/ Gerald E. Brock
	Name: Title:	Gerald E. Brock Director and Chief Executive Officer, and acting Chief Financial Officer and Treasurer (Principal Executive Officer and Principal Financial Officer)

Date: December 22, 2009	By:	/s/ William A. Schmitz
	Name: Title:	William A. Schmitz Director and President

Date: December 22, 2009	By:	/s/ Eugene Henn
	Name: Title:	Eugene Henn Director

Date: December 22, 2009	By:	/s/ George Naselaris
	Name: Title:	George Naselaris Director

Date: December 22, 2009	By:	/s/ Anthony Romano
	Name: Title:	Anthony Romano Director

EXHIBIT INDEX

Exhibit Number	Description

4.1
WindTamer Corporation 2008 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form 10-12G, filed with the Commission on November 26, 2008).

4.2
Form of WindTamer Corporation Stock Option Award Agreement with employees/consultants under 2008 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.15 to the Registration Statement on Form S-1 of WindTamer Corporation dated July 16, 2009 (File No. 333-157304)).

4.3
Form of WindTamer Corporation Stock Award Agreement under 2008 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.2 to the Current Report on Form 8-K of WindTamer Corporation dated December 17, 2009 (File No. 000-53510)).

5.1	Opinion of Woods Oviatt Gilman, LLP

23.1	Consent of EFP Rotenberg, LLP

23.2	Consent of Woods Oviatt Gilman, LLP (included in Exhibit 5.1 hereto)

24	Powers of Attorney (included in signature page hereto)